Exhibit 11.1

Statement Regarding Computation of per Share Earnings

The computation of per share earnings for the years ended December 31, 2008 and 2009 is as follows and includes the effect of warrants issued by Gulfstream International Airlines, Inc. (“GIA”), a subsidiary of the Company:

	Year ended December 31,
	2008	2009

Net loss	$(14,799,000)	$(7,551,000)
Effect of GIA warrants	-	-
Net loss - diluted	$(14,799,000)	$(7,551,000)

Weighted average of shares outstanding - basic and diluted	2,957,000	3,076,000

Loss per common share:
Basic	$(5.00)	$(2.45)
Diluted	$(5.00)	$(2.45)

The computation of per share earnings for the years ended December 31, 2008 and 2009 is as follows and includes the effect of warrants issued by Gulfstream International Airlines, Inc. (“GIA”), a subsidiary of the Company:

	Year Ended December 31,
	2008	2009

Net income (loss)	$(14,799,000)	$(7,551,000)
Effect of GIA warrants
Net income (loss) — diluted	$(14,799,000)	$(7,551,000)

Weighted average of shares outstanding — basic and diluted	2,957,000	3,076,000

Earnings (loss) per common share:
Basic	$(5.00)	$(2.45)
Diluted	$(5.00)	$(2.45)

The effect on net income of the GIA warrants is calculated in accordance with SFAS No. 128 “Earnings per Share”, paragraph 62(a) as follows:
	Year Ended December 31,
	2008	2009
Earnings Per Share of GIA:
Net income (loss)	$(9,282,000)	$(1,440,000)
Management fees charged by the Parent	97,000	-
GIA's portion of consolidated tax benefit (provision)	307,000	485,000
Adjusted net income	(8,878,000)	(955,000)

Basic weighted average shares	19,575,000	19,575,000
Dilutive effect of warrants	1,958,000	1,958,000
Diluted weighted average shares	21,533,000	21,533,000

Earnings per common share:
Basic	$(0.4535)	$(0.0488)
Diluted	$(0.4535)	$(0.0488)

Effect on Net Income (Loss) of GIA Warrants:
Proportionate share of GIA income included in basic earnings per share (1)	$(8,878,000)	$(955,000)
Proportionate share of GIA income included in diluted earnings per share (2)	(8,878,000)	(955,000)
Difference	$-	$-

(1) — Calculated as the number of GIA outstanding shares times GIA basic earnings per share
(2) — Calculated as the number of GIA outstanding shares times GIA diluted earnings per share